SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  | |

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only  (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           BARRINGER TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)      Title of each class of securities to which transaction applies:
              -------------------------------------------------------------
     (2)      Aggregate number of securities to which transaction applies:
              -------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set orth the amount on which the filing fee is calculated and state how it was determined):
              -------------------------------------------------------------
     (4)      Proposed maximum aggregate value of transaction:
              -------------------------------------------------------------
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|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                  ------------------------------------------------------------
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                  ------------------------------------------------------------
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                  ------------------------------------------------------------
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

                           BARRINGER TECHNOLOGIES INC.
                                219 South Street
                          Murray Hill, New Jersey 07974


                    Notice of Annual Meeting of Stockholders
                       to be held Wednesday, May 13, 1998


     The Annual Meeting of Stockholders of Barringer Technologies Inc. (the "Company") will be held at the Best Western/Murray Hill Inn, 535 Central Avenue, Murray Hill, New Jersey 07974 on Wednesday, May 13, 1998, at 10:00 a.m., local time, to consider and take action on the following:

         1. The election of six persons to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified.

         2. The ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company's 1998 financial statements.

         3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Only those holders of record of Common Stock, Class A Convertible Preferred Stock, par value $2.00 per share, and Class B Convertible Preferred Stock, par value $2.00 per share, as of the close of business on Friday, April 10, 1998 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. All stockholders of the Company are cordially invited to attend the Annual Meeting.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, commencing on Saturday, May 2, 1998 and will be available at the Annual Meeting.


                                            /s/ Kenneth S. Wood

                                            KENNETH S. WOOD
                                            Vice President and Secretary

Murray Hill, New Jersey
April 17, 1998


================================================================================
YOUR VOTE IS IMPORTANT. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.
================================================================================

                           BARRINGER TECHNOLOGIES INC.
                 219 South Street, Murray Hill, New Jersey 07974

                                                               April 17, 1998


--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Barringer Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at Best Western/Murray Hill Inn, 535 Central Avenue, Murray Hill, New Jersey 07974 on Wednesday, May 13, 1998 (the "Annual Meeting"), and any adjournments or postponements thereof. The Company's Annual Report to Stockholders, containing financial statements reflecting the Company's financial position and results of operations for the year ended December 31, 1997, this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 17, 1998.

     The securities of the Company entitled to vote at the Annual Meeting are the Company's Common Stock, par value $.01 per share ("Common Stock"), Class A Convertible Preferred Stock, par value $2.00 per share ("Class A Convertible Preferred Stock"), and Class B Convertible Preferred Stock, par value $2.00 per share ("Class B Convertible Preferred Stock"). Each stockholder of record at the close of business on April 10, 1998 (the "Record Date") is entitled to vote in accordance with the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

     At the Annual Meeting, each share of Common Stock will be entitled to one vote, each share of Class A Convertible Preferred Stock will be entitled to
0.361745 of a vote, and each share of Class B Convertible Preferred Stock will be entitled to 0.355839 of a vote on each matter to come before the Annual Meeting. The number of shares of Common Stock, Class A Convertible Preferred Stock, and Class B Convertible Preferred Stock outstanding as of the Record Date was 7,542,598, 45,146, and 22,500, respectively, representing 7,542,598, 16,331, and 8,006 votes, respectively.

Voting

     The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Annual Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote and the proposal to ratify the appointment of BDO Seidman, LLP as the auditors for the 1998 financial statements will require the affirmative vote of a majority of the votes cast with respect to such proposal by the holders of the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock, voting together as one class. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Pursuant to Delaware corporate law, abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present and, therefore, will have no effect on the proposals to be considered at the Annual Meeting.

     Any stockholder giving a proxy has the power to revoke the proxy prior to the voting thereof by: (i) written notice received by the Secretary of the Company at any time prior to the voting thereof, (ii) submitting a later-dated proxy; or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and is not revoked by a stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted at the Annual Meeting FOR each of the proposals described herein. Delaware law does not entitle the Company's stockholders to dissenters' rights with respect to any of the foregoing proposals. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote the shares according to their best judgment.

     PLEASE COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States. All costs relating to the solicitation of proxies will be borne by the Company. The solicitation of proxies may be made by officers, directors, and employees of the Company, who will not be compensated separately therefor, personally or by mail, telephone or facsimile transmissions. On request, the Company also will reimburse brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to, and seeking instructions from, their principals.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     At the Annual Meeting, a board of six directors will be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Messrs. John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte and James C. McGrath for election as directors. All nominees currently are directors of the Company, and all have consented to serve as directors. The Board knows of no reason why any nominee would be unable or unwilling to serve as a director. If any nominee should for any reason become unable or unwilling to serve, the shares represented by all valid proxies that would otherwise be voted for the nominee will be voted for the election of such other person as the Board of Directors may designate following the recommendation of the Nominating Committee, or the Board may reduce the number of directors to eliminate the vacancy.

     Background information, as of February 1, 1998, appears below with respect to the Board of Directors' nominees for election. See "Security Ownership of Certain Beneficial Owners and Management" for additional information regarding such persons.

     John D. Abernathy, 60, Director since 1993. Mr. Abernathy is a certified public accountant. Since January 1995, he has been Executive Director of Patton Boggs, LLP, a law firm. From March 1994 to January 1995, he was a financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. Mr. Abernathy is also a Director of Oakhurst Capital, Inc., a distributor of automotive parts and accessories. He is a member of the Executive, Audit and Finance and Executive Compensation Committees of the Board.

     Stanley S. Binder, 56. Director since 1991. Mr. Binder has been the President and Chief Executive Officer of the Company since 1991. In July 1989, Mr. Binder joined the Company and has since held the following offices with the
Company: President from 1989 to the present date, Chief Operating Officer from 1989 to June 1990, Chief Financial Officer from 1989 until July 1993, and Chief Executive Officer from July 1990 to the present date. Mr. Binder is also an independent general partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. See "Certain Relationships and Related Transactions." Mr. Binder is chairman of the New Jersey Counsel of the American Electronics Association and is a member of the Board of Directors of the American Electronics Association. Mr. Binder is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

     Richard D. Condon, 62, Director since 1992. Since January 1996, Mr. Condon has been a consultant to and director of Amherst Process Instruments, Inc., a scientific instrumentation company. Prior thereto, from 1989 until December 1995, Mr. Condon was a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company. He is a member of the Audit and Finance and Technology and Strategic Planning Committees of the Board.

     John H. Davies, 61, Director since 1992. Mr. Davies has been Executive Vice President of the Company since January 1992 and the President and Chief Executive Officer of Barringer Research Ltd. since August 1989. He is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

     John J. Harte, 56, Director since 1986. Mr. Harte is a certified public accountant and, since 1978, has been a Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois. From 1991 until January 1997, Mr. Harte also was Vice President, Special Projects, of the Company. Mr. Harte also serves as a director of IBNET Inc., a global internet company. He is a member of the Executive, Executive Compensation and Nominating Committees of the Board.

     James C. McGrath, 55, Director since 1994. Mr. McGrath is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field. He is a member of the Audit and Finance and Executive Compensation Committees of the Board.

Committees of the Board of Directors

     The  Company  has  an  Executive  Committee,   an  Executive   Compensation
Committee, an Audit and Finance Committee, a Nominating Committee, and a Technology and Strategic Planning Committee

     The Executive Committee exercises such authority as is delegated to it from time to time by the full Board of Directors. The Executive Committee is presently comprised of Messrs. Abernathy, Binder (Chairman), Davies and Harte. The Executive Committee did not meet in 1997.

     The Executive Compensation Committee (the "Compensation Committee") reviews and determines the salaries and other compensation paid to the Company's officers and other key employees and administers the Company's incentive compensation and stock plans, which includes selecting participants and establishing performance goals. The Compensation Committee is presently comprised of Messrs. Abernathy, Harte and McGrath (Chairman). In 1997, the Compensation Committee met nine times.

     The Audit and Finance Committee (the "Audit Committee") monitors the Company's accounting and financial policies and practices, reviews the scope of the independent accountant's audit and the results of the audit, and reviews and make recommendations to the Board with respect to the Company's financing needs. In addition, the Audit Committee recommends to the Board the engagement of the independent auditors of the Company's financial statements. The Audit Committee is presently comprised of Messrs. Abernathy (Chairman), Condon and McGrath. In 1997, the Audit Committee met two times.

     The Nominating Committee receives recommendations for, reviews and evaluates the qualifications of, and recommends to the Board of Directors, nominees for election as directors. In addition, the Nominating Committee makes recommendations to the Board of Directors regarding the composition of Board committees. The Nominating Committee will consider appropriate persons proposed by security holders as potential nominees for membership on the Board of Directors. Interested persons should submit their recommendations, together with supporting information, to the committee care of the Secretary of the Company. The Nominating Committee is presently comprised of Messrs. Binder, Davies and Harte (Chairman). In 1997, the Nominating Committee did not meet.

     The Technology and Strategic Planning Committee (the "Technology Committee") is responsible for developing, reviewing, evaluating and making recommendations to the Board of Directors regarding growth strategies, allocation of corporate resources, business and product development. The Technology Committee is presently comprised of Messrs. Condon (Chairman), Binder and Davies. In 1997, the Technology Committee met two times.

Meetings of the Board of Directors

     The Board held five meetings in 1997. No incumbent director of the Company attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board during 1997, or the portion thereof during which he served as a director or committee member.

Compensation of Directors

     Outside directors are entitled to an annual retainer of $3,000 per quarter (plus a $500 quarterly fee for each committee chairperson) and a fee of $1,000 for each meeting attended and $500 for each committee meeting attended (regardless of whether or not the committee meeting is held on the same day as a meeting of the Board of Directors). Pursuant to a consulting agreement with the Company which terminated as of December 31, 1997, in lieu of his annual retainer, Mr. Harte had received a fee of $2,000 per month for services rendered to the Company, and a fee of $1,000 for each meeting he attended in his capacity as a director. See "Employment Agreements and Compensation Arrangements." Pursuant to the terms of the Company's 1997 Stock Compensation Program (the "Stock Compensation Program"), each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 3,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, or (ii) June 1. Options granted to such directors under the Stock Compensation Program have an exercise price equal to the fair market value per share as of the date of grant. See "1997 Stock Compensation Program."

     Under the Company's 1991 Directors Warrant Plan (the "1991 Warrant Plan"), each non-employee director, upon election or appointment to the Board, was offered 3,750 warrants, at $0.40 per warrant, each of which was exercisable within five years to purchase one share of Common Stock at an exercise price determined by the Board at the time the warrants were issued, but not less than the current market price for the shares underlying the warrants. The 1991 Warrant Plan required each such new director to use his or her first quarterly director's fee to pay the purchase price for such warrants. The Board of Directors terminated the 1991 Warrant Plan effective May 1997.

Executive Compensation

     The following table sets forth a summary of all compensation paid for the past three fiscal years to the President and Chief Executive Officer of the Company and each of the other executive officers of the Company whose total annual salary and bonus are $100,000 or more:


                           SUMMARY COMPENSATION TABLE

             Annual Compensation                                 Long-Term Compensation
                                                         Other
                                                         Annual    Restricted  Securities             All Other
Name and Principal                                       Compen-     Stock     Underlying    LTIP     Compensation
  Position               Year      Salary($) Bonus($)(1) sation($)  Awards($)   Options(#) Payouts($)   ($)(2)

Stanley S. Binder        1997     $200,000   $350,000       -          -        87,500         -       $ 9,500
  President and Chief    1996      171,491     63,000       -          -        55,000         -         2,925
  Executive Officer      1995      171,491      -           -          -        45,000         -         5,940

John H. Davies*          1997     $136,440   $180,000       -          -        34,000         -       $ 6,811
  Executive Vice         1996      125,275     43,200       -          -        38,250         -         6,317
  President              1995      125,775      -        $12,149(3)    -        31,250         -         6,317

Kenneth S. Wood          1997     $130,000   $170,000       -          -        31,500         -       $ 8,480
  President of           1996      111,815     39,600       -          -        33,750         -         2,199
  Barringer              1995      111,815      -           -          -        26,250         -         2,283
Instruments,
  Inc.

Richard S. Rosenfeld     1997     $107,500   $115,000       -           -       27,300         -       $ 7,085
  Vice President         1996       96,000     34,200       -           -       27,500         -         1,872
  Chief Financial
  Officer                1995       96,000      -           -           -       22,500         -         4,410


------------------
*Amounts converted to US dollars at the average exchange rate for the respective year.

(1) Represents amounts accrued pursuant to the Company's annual incentive compensation plan.

(2) Represents amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). In 1997, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 5.0% of a participant's salary contributed. In 1996 and 1995, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 2.0% of a participant's salary contributed and 50.0% of the next 5.0% of a participant's salary contributed. Company contributions to the 401(k) Plan vest proportionately over a five-year period, commencing at the end of the participant's first year with the Company.

(3) The other annual compensation for Mr. Davies represented the payment of previously accrued and unpaid vacation pay.

     Effective January 1, 1998, the Company adopted the Barringer Technologies Inc. Supplemental Executive Retirement Plan (the "SERP Plan"). The SERP Plan provides eligible participants with certain retirement benefits supplemental to the Company's 401(k) Plan. Pursuant to the SERP Plan, the Company will make annual contributions to the account of each participant equal to a variable percentage of the participant's base salary and annual cash bonus depending on the Company's achievement of certain performance targets. The actual percentage contribution will be determined by the Compensation Committee, subject to certain parameters. A participant will become vested under the SERP Plan after five years of participation therein. A participant may elect to receive benefits under the SERP Plan commencing at age 60 and is entitled to receive either a lump-sum payment of his or her account balances upon retirement or to use the account balance to purchase an annuity. In the event of the termination of a participant's employment under certain circumstances set forth in the SERP Plan, the participant will be entitled to receive his or her account balance whether or not the participant has become vested under the SERP Plan. Currently, each of the executives named in the Summary Compensation Table above participates in the SERP Plan.

     The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the executives named in the Summary Compensation Table above:


                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                               Number of              Percent of Total
                               Securities               Options/SARs
                               Underlying                Granted to                    Exercise
                              Options/SARs              Employees in                or Base Price
         Name                Granted (#)(2)            Fiscal Year (3)                  ($/sh)
         ----                --------------           -----------------             ----------

Stanley S. Binder                50,000                      32.5%                      $9.375
                                 37,500                                                 11.780
John H. Davies                   25,000                     12.6                        $9.375
                                  9,000                                                 11.780
Kenneth S. Wood                  22,500                     11.7                        $9.375
                                  9,000                                                 11.780
Richard S. Rosenfeld             19,500                     10.1                        $9.375

                                  7,800                                                 11.780

---------------

(1)  The Company did not grant any stock appreciation rights in 1997.

(2) Stock option grants were made in February and December 1997. Stock options granted in the first tranche expire on February 28, 2007 and options granted in the second tranche expire on December 22, 2007. Twenty-five percent of each option grant is exercisable after the first anniversary of the date of grant, 50.0% is exercisable after the second anniversary, 75% is exercisable after the third anniversary and 100% is exercisable after the fourth anniversary.

(3) Options covering a total of 268,900 shares of Common Stock were granted to employees in 1997.

     The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the exercise of stock options during 1997 and unexercised options held by such executive officers as of December 31, 1997.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Unexercised
                                                                  Securities Underlying      Value of Unexercised
                             Shares                                    Options/SARs          in-the-money Options
                            Acquired               Value                      at                       at
        Name             on Exercise (#)        Realized ($)        Year-End(#)              Year-End($)(1)
        ----             ---------------        ------------        -----------------        --------------
                                                                 Exercisable/Unexercisable Exercisable/Unexercisable
                                                                 ------------------------- -------------------------


Stanley S. Binder               -                    -                54,500/133,000          $701,938/$907,813
John H. Davies                  -                    -                37,875/65,625            487,828/558,839
Kenneth S. Wood                 -                    -                32,625/58,875            420,609/491,496
Richard S. Rosenfeld            -                    -                27,250/50,050            350,969/413,022
----------

(1) Based on a closing bid price of $14.375 per share for the Common Stock as of December 31, 1997.

     The Company's Canadian subsidiary, Barringer Research Ltd., maintained a defined benefit pension plan for its Canadian employees that was terminated on December 31, 1993. Mr. Davies was a participant in that plan. His projected annual benefit at age 65 has been set at approximately $54,000, which amount may be subject to change only in response to changes in the Canadian pension regulatory scheme.

1990 Option Plan

     The Company maintained an option plan pursuant to which the Company was authorized to grant options covering a total of 100,000 shares of Common Stock. As of December 31, 1996, options covering a total of 23,750 shares of Common Stock were outstanding thereunder and no further options could be granted thereunder. All of such options expired in January 1997.

1997 Stock Compensation Program

     In May 1997, the Company adopted the Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the Stock Compensation Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. The Stock Compensation Program is administered by the Compensation Committee.

     Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Compensation Committee; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

     Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program).

     Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards will be paid to the participant's estate by the Company and the participant's estate or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards will be paid to the participant by the Company and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards will automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant will have the right to collect all vested awards immediately and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards will terminate as of the date of termination of employment or service.

     The Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the Stock Compensation Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

     Incentive stock options exercisable for an aggregate of 268,900 shares of Common Stock have been granted to date under the Employee Plans. These options expire 10 years after the date of grant and have a weighted average exercise price of $10.57 per share. Such options are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, pursuant to the terms of the Independent Director Plan, options exercisable for an aggregate of 12,000 shares have been granted to the Company's independent directors to date. These options become exercisable one year from the date of grant, expire five years from the date of grant and have an exercise price, subject to adjustment, of $13.875 per share.

Exercise Program

     In connection with the options granted by the Company to its employees, the Board of Directors has approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options. As of March 27, 1998, Messrs. Binder and Wood were indebted to the Company in the amounts of approximately $259,785 and $13,050, respectively, for loans made pursuant to the Exercise Program. During 1997, the largest aggregate amount of indebtedness of Messrs. Binder and Wood pursuant to such loans were approximately $255,199 and $84,650, respectively. The rate of interest charged on each such loan during 1997 was the prime lending rate charged at Summit Bank.

Employment Agreements and Compensation Arrangements

     The Company has entered  into a  five-year  employment  agreement  with Mr.
Binder, the President and Chief Executive Officer of the Company (the "Employment Agreement"), effective January 1, 1998, pursuant to which Mr. Binder receives a base salary of $250,000 per annum, subject to certain adjustments and to periodic increases as determined by the board of directors. In addition, Mr. Binder is entitled to receive up to a total of three special bonuses during the term of the Employment Agreement in the amount of $65,000, $65,000 and $70,000, respectively, in the event that the Company's EBITDA (as defined in the Employment Agreement) exceeds certain targeted amounts for any fiscal year during the term of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Binder is also entitled to participate in the Company's cash bonus plan and to participate in the SERP Plan. Also, under the terms of the Employment Agreement, Mr. Binder received stock options covering 50,000 shares of Common Stock having an exercise price of $11.78 per share (equal to the fair market value on the date of grant). In the Employment Agreement, the Company has agreed to maintain a $1.0 million term life insurance policy for Mr. Binder's benefit. Mr. Binder is entitled to several perquisites, including a car allowance and reimbursement for the cost of certain financial planning services.

     In the event that Mr. Binder's employment is terminated pursuant to a Without Cause Termination, or Mr. Binder terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Binder will be entitled to a severance payment equal to 2.99 times his then-current base salary and to certain other severance benefits. In addition, upon the occurrence of a Change in Control Event (as such term is defined in the Employment
Agreement), Mr. Binder has the right to terminate his employment within 180 days, in which event the termination will be treated as a termination for Good Reason with the effects specified above. In addition, the Company has agreed to pay Mr. Binder additional amounts, if necessary, to pay any excise tax Mr. Binder may become subject to in the event that any payment made to him under the Employment Agreement constitutes an "excess parachute payment" within the meaning of Section 209G of the Internal Revenue Code of 1986, as amended.

     Pursuant to the Employment Agreement, Mr. Binder has agreed to certain confidentiality, work-for-hire and non-competition covenants.

     The Company has entered into employment agreements with Messrs. Wood and Rosenfeld which run for a term of one year from November 1, 1996, subject to automatic renewal unless either the employee or the Company gives the other party to the employment agreement 90 days' prior written notice of non-renewal. Pursuant to the employment agreements, Messrs. Wood and Rosenfeld received annual base salaries of $130,000 and $107,500, respectively, for 1997 and will receive annual base salaries of $150,000 and $125,000, respectively, for 1998, subject to periodic increases at the discretion of the Board of Directors, and are entitled to participate in any cash bonus plan maintained by the Company. Both of the employment agreements provide, among other things, that, in the event of a termination of employment by the Company without cause, or a termination by the employee in certain circumstances following a "change in control" of the Company, the employee will be entitled to receive certain severance benefits (payable in equal monthly installments) determined on a formula basis. Both of the employment agreements also contain certain confidentiality and non-competition provisions which continue in effect following the termination of the employee's employment by the Company.

     Since 1991, the Company had been party to a Consulting Agreement with Mr. Harte (the "Consulting Agreement") pursuant to which Mr. Harte received $2,000 per month as compensation. The Consulting Agreement was terminated as of December 31, 1997.

Compensation Committee Interlocks and Insider Participation

     The Company's Executive Compensation Committee is comprised of Messrs. Abernathy, Harte and McGrath. During the fiscal year ended December 31, 1996, Mr. Harte was also the Vice President, Special Projects, of the Company.

     Until November 1996, Mr. Harte was Chairman of the Board of Labco, and Mr. Binder was a Director of Labco. Mr. Binder also served on the compensation committee of Labco's Board of Directors. Except as described herein, no executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Compensation Committee. In January 1996, Mr. Binder received an option to purchase 10,000 shares of Labco common stock at an exercise price equal to the fair market value of the Labco common stock on the date of grant. For certain other transactions between Labco and the Company, see "Certain Relationships and Related Transactions--Sale of Subsidiary."

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and persons holding more than ten percent of the Company's Common
Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission. These persons also are required to furnish the Company with a copy of all Section 16(a) forms they file. The Company is obligated to disclose any failures to, on a timely basis, file such reports. To the Company's knowledge, based solely on a review of such reports and any amendments thereto which have been furnished to the Company, the Company has not identified any reports required to be filed during the year ended December 31, 1997 that were not filed in a timely manner.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 10, 1998, the number of shares of Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock owned by (i) each executive officer named in the Summary Compensation Table, (ii) each director, (iii) all directors and executive officers as a group, and (iv) any person or entity known by the Company to own beneficially 5% or more of such securities. As of April 10, 1998, there were 7,542,598 shares of Common Stock, 45,146 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the officers and directors owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 219 South Street, Murray Hill, New Jersey 07974.


                               Beneficial Ownership         Beneficial Ownership       Beneficial Ownership
                              of Class A Convertible       of Class B Convertible        of Common Stock
                                 Preferred Stock              Preferred Stock                 (1)(2)
                            Number of      Percent of     Number of     Percent of    Number of   Percent of
                              Shares         Class          Shares        Class        Shares        Class
                              ------         -----          ------        -----        ------        -----
          Name
          ----

Stanley S. Binder(3)           --            --              --            --          152,761         2.0%
John H. Davies(4)              --            --              --            --          131,170         1.7
John J. Harte(5)               --            --              --            --            51,100          *
Richard D. Condon(6)           --            --              --            --            32,250          *
John D. Abernathy(7)           --            --              --            --            29,204          *
James C. McGrath(8)            --            --              --            --            22,250          *
Kenneth S. Wood(9)             --            --              --            --            65,574          *
Richard S. Rosenfeld(10)       --            --              --                --        57,536          *
All directors and
executive
  officers as a group
  consisting of eight (8)      --            --              --            --           541,844        6.9
  persons
Austin W. Marxe (11)           --            --              --            --        1,026,822        13.0
153 E. 53rd St.
NY, NY 10022
Perkins Capital
Management, Inc. (12)          --            --              --            --           554,559        7.4
708 East Lake Street
Wayzata, MN 55391
Westcliff Capital
  Management, LLC (13)         --            --              --           --            441,425        5.9
200 Seventh Avenue,
  Suite 105
Santa Cruz, CA 95062
Richard S. Spencer
  III (13)                     --            --              --           --            441,425        5.9
200 Seventh Avenue,
  Suite 105
Santa Cruz, CA 95062
David R. Korus(13)
152 W. 57th Street             --            --              --           --            441,425
New York, NY 10019                                                                                5.9

Corbyn Investment
  Management, Inc.(14)         --            --              --           --            400,100        5.3
2330 W. Joppa Road
  Suite 108
Lutherville, MD 21093
Ronald and Kathleen
  Hanna                        21,549        47.7%           --           --                             *
135 South Horizon Circle                                                             7,795
Prescott, AZ 86303
Max Gerber(15)                 --            --              12,500    55.6%                             *
26 Broadway                                                                          4,536
New York, NY 10004-1776
Paul Spitzberg(16)             --            --              10,000       44.4                           *
16 Whiteowl Road                                                                      3,639
Tenafly, NJ 07670


-------------------
    *  Less than 1%

(1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock and the exercise of all options exercisable within 60 days of April 10, 1998 for each person or entity.

(2)  Certain amounts shown are subject to adjustment in certain circumstances.

(3) Includes 86,625 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998 and 12,500 shares of Common Stock issuable upon exercise of warrants owned by Mr. Binder. Excludes shares of Common Stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial interest in such shares.

(4) Includes 59,938 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998 and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.

(5) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998.

(6) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Condon.

(7) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable with 60 days of April 10, 1998 and 6,250 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.

(8) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998 and 3,750 shares of Common Stock issuable upon the exercise of warrants owned by Mr. McGrath.

(9) Includes 51,938 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998.

(10) Includes 43,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 10, 1998 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock owned by Mr. Rosenfeld's child.

(11) Includes (i) 502,580 shares of Common Stock and 256,667 shares of Common Stock issuable upon the exercise of warrants owned by SSF III, and (ii) 174,242 shares of Common Stock and 93,333 shares of Common Stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of Common Stock held by SSF III and the Cayman Fund. Mr. Binder is an independent general partner of SSF III. Mr. Binder disclaims beneficial ownership of all shares held by SSF III.

(12) Consists of 319,150 shares of Common Stock owned by clients of Perkins Capital Management, Inc. ("Perkins Capital") and 235,409 shares of Common Stock held by The Perkins Opportunity Fund (the "Perkins Fund"), for which Perkins Capital acts as investment adviser. Perkins Capital disclaims any beneficial interest in the shares of Common Stock held by the Perkins Fund.

(13) Messrs. Spencer and Korus are the sole managers of Westcliff Capital Management, LLC.

(14) Consists of 76,100 shares of Common Stock owned by Corbyn Investment Management, Inc. and 324,000 shares of Common Stock owned by Greenspring Fund, Inc.

(15) Includes 4,447 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

(16) Includes 3,558 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

     For a description of certain relationships and transactions between Labco and the Company, see "--Sale of Subsidiary" and "Compensation Committee Interlocks and Insider Participation."

     In July 1996, the Company sold to SSF III, which is controlled by Mr. Marxe and of which Mr. Binder is an independent general partner with approximately a 0.01% interest in such partnership, and to the Special Situations Cayman Fund, LP, an affiliate of SSF III (collectively, with SSF III, "SSF"), $450,000 in principal amount of the Company's 6% Subordinated Convertible Debentures due 1997 (the "Debentures"). The Debentures bore interest at the rate of 6.0% per annum, were convertible into shares of Common Stock at a conversion rate of $2.75 and, pursuant to their terms, matured 30 days after the consummation of the Company's November 1996 public offering, unless converted prior thereto. Certain officers and directors of the Company purchased an additional $100,000 in aggregate principal amount of the Debentures. All of the Debentures were converted into shares of Common Stock in December 1996.

     Mr. Abernathy is currently the Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. During 1997, the Company retained Patton Boggs, LLP to represent the Company in various matters and has retained such firm in 1998.

Sale of Subsidiary

     Prior to December 1995, the Company controlled Labco, a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico, including environmental monitoring and geochemical analysis for the hydrocarbon and mineral exploration industries. In order to focus its resources on its core business and to increase working capital, in December 1995 the Company entered into a Stock Purchase Agreement with Labco (the "Stock Purchase Agreement") pursuant to which the Company sold back to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000. The purchase price consisted of the cancellation of all inter-company obligations and $300,000 in cash. After giving effect to the sale, the Company continued to own 437,475 shares of Labco's common stock. However, under the terms of the Stock Purchase Agreement, Labco retained an additional 88,260 shares of Labco common stock owned by the Company (the "Retained Shares"), subject to the return of the Retained Shares to the Company upon Labco meeting certain pre-tax earnings goals for 1996. The Company also agreed to terminate all voting arrangements allowing it to vote shares of Labco common stock not owned by it and agreed for a period of 24 months not to enter into any such voting arrangements.

     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which Labco agreed to waive its right of first refusal with respect to, and to terminate the other restrictions on, the transfer of the Company's remaining Labco shares. The Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell such shares at a price of at least $1.6875 per share (the "Target Price") in a distribution in which it would not knowingly sell more than 75,000 shares to any one purchaser or group of related purchasers. Under the Termination Agreement, for such three-month period, the Company agreed to sell its Labco shares as provided above upon receipt of an offer to acquire such shares at a price per share at least equal to the Target Price. The restrictions described above also applied to any shares of Labco common stock issuable to the Company upon the exercise of certain warrants held by the Company. Labco registered the Company's Labco shares for resale pursuant to the Securities Act to facilitate such sales.

     In the Termination Agreement, the Company also agreed to surrender to Labco the Retained Shares and to terminate all remaining inter-company arrangements. In addition, upon the disposition by the Company of at least 250,000 of its shares of Labco common stock, Messrs. Binder and Harte agreed to resign their positions with Labco.

     As of December 31, 1996, the Company had sold its entire interest in Labco and, pursuant to the terms of the Termination Agreement, Messrs. Binder and Harte had resigned their respective positions with Labco.

                                  PROPOSAL TWO

                            RATIFICATION OF AUDITORS

     The Board of Directors has appointed BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 1998. BDO Seidman, LLP has served as the Company's independent accountants since 1989. Although the appointment of independent public accountants is not required to be approved by stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the Board's appointment of BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 1998. Representatives of BDO Seidman, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO

                              STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by a stockholder at the 1999 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on December 16, 1998 to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting. Any proposal should be addressed to Secretary, Barringer Technologies Inc., 219 South Street, Murray Hill New Jersey 07974 and should be sent by certified mail, return receipt requested.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of Meeting, to be presented at the Annual Meeting for action by the stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                                            By Order of the Board of Directors

                                            /s/ Kenneth S. Wood

                                            Kenneth S. Wood,
                                            Vice President and Secretary

April 17, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                           BARRINGER TECHNOLOGIES INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                      MEETING OF STOCKHOLDERS, MAY 13, 1998

     The undersigned hereby revokes any prior proxy and appoints Stanley S. Binder, Kenneth S. Wood, Richard S. Rosenfeld, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the Barringer Technologies Inc. Annual Meeting of Stockholders to be held on May 13, 1998 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR each of the Proposals.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE MARK BOXES |_| IN BLUE OR BLACK INK

1.    Election of directors.

FOR all nominees listed below                     WITHHOLD AUTHORITY
(except as marked to the contrary below)  [ ]     to vote for all nominees
                                                  listed below    [ ]

To withhold authority for any individual nominee, print that nominee's name on the space provided below.
--------------------------------------------------------------------------------

     John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte and James C. McGrath

2.  Ratification of BDO Seidman, LLP as independent public accountants for 1998.

For    [ ]                     Against     [ ]                  Abstain     [ ]

If you have noted an address change or comments on either side of this card, mark here: [ ]

Dated: _________________________, 1998

_______________
Please sign this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.


             PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.